EXHIBIT 5.1

                          OPINION OF NIXON PEABODY LLP




                                January 26, 2001



TekInsight.Com, Inc.
5 Hanover Square, 24th Floor
New York, New York  10004

Ladies and Gentlemen:

         We have acted as counsel to TekInsight.Com, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-8 (the "Registration Statement") to be filed by the Company on or about the date hereof with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Act"), for the purpose of registering with the SEC an aggregate of 1,900,000 shares (the "Shares") of the Common Stock of the Company, par value $.0001 per share (the "Common Stock"), consisting of: (i) 1,500,000 additional shares to be issued as awards pursuant to the Company's 1992 Employee Stock Option Plan, as amended (the "Plan"), (ii) 400,000 shares of the Company's Common Stock that may be issued to Steven J. Ross, the Company's President and Chief Executive Officer, upon the exercise of options granted to him under an Option Agreement with the Company, dated as of May 15, 2000, as subsequently amended (the "Agreements"), and (iii) pursuant to Rule 416(a) of the Securities Act of 1933, such indeterminate number of shares as may be issued by reason of any stock split, stock dividend, recapitalization or similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of Common Stock.

         This opinion is being delivered to you in connection with the Registration Statement.

         In connection with the foregoing, we have examined, among other documents, copies of the following: (i) the Registration Statement, (ii) the Certificate of Incorporation of the Company, as amended to the date hereof (iii) the By-laws of the Company, as amended to the date hereof, (iv) the Plan, and
(v) the Agreement. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records of the Company, agreements and such other instruments and certificates of officers of the Company, and have made such investigations of law, as, in our experience, are necessary or appropriate as a basis for the opinions expressed below.

         As to questions of fact material to our opinions expressed herein, we have, when relevant facts were not independently established, relied upon certificates of, and information received from, the Company and/or representatives of the Company. We have made no independent investigation of the facts stated in such certificates or as to any information received from the Company and/or representatives of the Company and do not opine as to the accuracy of such factual matters. We also have relied, without investigation, upon certificates and other documents from, and conversations with, public officials.


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TekInsight.Com, Inc.
January 26, 2001
Page 2


         In addition, we have assumed that, at or prior to the time of issuance and sale of any of the Shares: (i) no stop order shall have been issued in respect of the Registration Statement, (ii) there shall not have occurred, since the date of this opinion, any change in law affecting the validity of the Shares or the ability or the capacity of the Company to issue any of the Shares, and
(iii) the Company shall not have effected any material change to its Certificate of Incorporation or By-laws.

         Members of our firm involved in the preparation of this opinion are licensed to practice law in the State of New York and we do not purport to be experts on, or to express any opinion herein concerning, the laws of any jurisdiction other than the laws of the State of New York and the constitution and General Corporation Law of the State of Delaware.

         Based upon and subject to the foregoing, and the other qualifications and limitations contained herein, and after (a) the Registration Statement has become effective under the Act and assuming that such effectiveness remains in effect throughout the period during which shares of Common Stock are issued pursuant to the Plan, (b) the shares of Common Stock to be issued pursuant to the Plan and upon issuance following the exercise of options contained in the Agreements have, if required, been duly qualified or registered, as the case may be, for sale under applicable state securities laws and all applicable securities laws are complied with, (c) all necessary action by the shareholders of the Company and the Board of Directors or a duly designated committee of the Board of Directors of the Company shall have been taken to duly authorize the Plan and the Agreement and the issuance of options, other rights and Common Stock to be issued pursuant to the Plan and the Agreement (the "Corporate Action"), and (d) the options, other rights and shares of Common Stock to be issued pursuant to the Plan and the Agreements have been delivered pursuant to and in accordance with the terms of the Plan, the Agreements and related agreements and instruments against payment therefor in accordance with the terms of the relevant Corporate Action, the Plan, the Agreements and the related agreements and instruments, we are of the opinion that the 1,500,000 additional shares of Common Stock issuable pursuant to the Plan, the 400,000 shares of Common Stock issuable pursuant to the Agreements, and an indeterminate number of shares of Common Stock as may be issued by reason of any stock split, stock dividend, recapitalization or similar transaction, will have been duly authorized, validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC.

         We further consent to the filing of this opinion as an exhibit to applications to the securities commissioners of the various states of the United States of America, to the extent so required, in connection with the registration of the shares of Common Stock.


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TekInsight.Com, Inc.
January 26, 2001
Page 3


         This opinion is limited to the matters stated herein, and no opinion or belief is implied or may be inferred beyond the matters expressly stated herein. The opinions expressed herein are rendered as of the date hereof, and we disclaim any undertaking to advise you of changes in law or fact which may affect the continued correctness of any of our opinions as of a later date.


                               Very truly yours,

                              /s/ Nixon Peabody LLP
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